Exhibit 10.49

Description of Mathai Mammen Long-Term Cash Bonus Arrangement

In 2004, in connection with entering into Theravance’s strategic alliance with GlaxoSmithKline plc under which Theravance was obligated to discover a number of product candidates within a specified time frame, Theravance entered into a bonus arrangement with Mathai Mammen.  The bonus was contingent upon both the number of product candidates that achieved proof-of-concept prior to September 2007 and Dr. Mammen’s continued employment.  Two product candidates achieved proof-of-concept within the specified time frame, and therefore Dr. Mammen became eligible for a bonus of 2.5 times his then-current salary in September 2007, before he was promoted to the executive officer level in January of 2008.  The bonus is paid in three equal installments at the end of 2007, 2008 and 2009, provided Dr. Mammen remains in Theravance’s employ through the payment date. Pursuant to this arrangement, Dr. Mammen earned and was paid a bonus of $208,938 in the final pay cycle in each of December 2007 and December 2008 and will earn and be paid the same bonus amount in the final pay cycle of December 2009 if he remains in our employ through that time.